Exhibit 99.1

FLUIDIGM ANNOUNCES PRELIMINARY REVENUE

FOR THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2016

SOUTH SAN FRANCISCO, Calif., January 9, 2017 – Fluidigm Corporation (NASDAQ:FLDM) today announced preliminary revenue for the fourth quarter and full year ended December 31, 2016.

Total revenue for the fourth quarter of 2016 is expected to be in the range of approximately $24.7 million to $25.2 million based on preliminary, unaudited financial data. At the midpoint of the range, fourth quarter 2016 revenue represents an increase of approximately 12% compared to $22.2 million for the third quarter of 2016 and a decrease of approximately 19% compared to $30.7 million for the fourth quarter of 2015. Accordingly, total revenue for the full year of 2016 is expected to be in the range of approximately $104.1 million to $104.6 million. At the midpoint of the range, full year 2016 revenue represents a decrease of approximately 9% compared to $114.7 million for the full year 2015.

As of December 31, 2016, Fluidigm had approximately $59.6 million in cash, cash equivalents, and investments compared with $71.2 million as of September 30, 2016.

These financial results are preliminary and subject to completion of Fluidigm’s financial statements for the year ended December 31, 2016, and the audit of those financial statements by its independent registered public accounting firm.

“Despite a challenging 2016, we made solid progress in framing a strategy that will guide our company going forward. We are rebalancing our investment profile, improving operational efficiency, and increasing financial discipline. These initiatives are laying the foundation for a return to sustainable growth and stockholder return. I am excited to lead Fluidigm on this journey and have tremendous optimism for the future,” said Chris Linthwaite, President and CEO.

Recent Business Highlights

Delivering on our commitments

•	In December, Fluidigm commenced commercial delivery of Imaging Mass Cytometry systems to high-value customers. Imaging mass cytometry uniquely expands upon the capabilities of mass cytometry to enable high-dimensional biomarker detection from tissues and cells in spatial context.

•	Fluidigm launched a modular set of high-parameter Maxpar® mass cytometry panels for immuno-oncology research in early November. These comprehensive panels allow researchers to simultaneously profile T cell subpopulations from limited or precious samples up to 34 highly informative markers, including checkpoint response. The panels can be easily combined for complete coverage or flexibly customized with access to hundreds of commercially available preconjugated antibodies and custom conjugation options.

•	Fluidigm released a new medium-cell high-throughput integrated fluidic circuit (HT IFC) with higher single-cell capture performance on the C1™ system in December. Capturing up to 800 medium-size (10–17 µm) cells, the new medium-cell HT IFC provides industry-leading sensitivity for high-throughput automated single-cell sequencing.

Expanding our network

•	Fluidigm and GenomOncology entered into a distribution agreement to co-market the GO Clinical Workbench™ for molecular interpretation of somatic variants identified using Fluidigm systems in November. The combined offering will enable laboratories to achieve greater workflow efficiencies and productivity from next-generation sequencing (NGS) library preparation, variant annotation, and reporting.

Conference Call

Fluidigm will host a conference call in early February 2017 to discuss its financial results for the fourth quarter and full year ended December 31, 2016.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding expected revenues and other financial results for the fourth quarter and full year ended December 31, 2016; expected execution and benefits of a new strategic plan; expectations regarding sustainable growth and stockholder returns; and anticipated benefits of new products such as Imaging Mass Cytometry systems, Immuno-Oncology Maxpar Panels, the medium-cell HT IFC, and GO Clinical Workbench. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to risks relating to the future financial performance of Fluidigm product lines; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; potential product performance and quality issues; the possible loss of key employees, customers, or suppliers; intellectual property risks; competition; Fluidigm research and development, sales, marketing, and distribution plans and capabilities; reduction in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks and uncertainties and other information affecting Fluidigm business and operating results is contained in Fluidigm’s Annual Report on Form 10-K for the year ended December 31, 2015, and in its other filings with the Securities and Exchange Commission, including Fluidigm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. These forward-looking statements speak only as of the date hereof. Fluidigm disclaims any obligation to update these forward-looking statements except as may be required by law.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets life science analytical and preparatory systems for growth markets such as single-cell biology and production genomics. We sell to leading academic institutions, clinical research laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology companies worldwide. Our systems are based on proprietary microfluidics and multiparameter mass cytometry technology and are designed to significantly simplify experimental workflow, increase throughput, and reduce costs while providing excellent data quality. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

We use our website (www.fluidigm.com), corporate Twitter account (@fluidigm), Facebook page (https://www.facebook.com/fluidigm), and LinkedIn page (https://www.linkedin.com/company/fluidigm-corporation) as channels of distribution of information about our products, our planned financial and other announcements, our attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our social media accounts in addition to following our press releases, SEC filings, public conference calls, and webcasts.

Fluidigm, the Fluidigm logo, C1, and Maxpar are trademarks or registered trademarks of Fluidigm Corporation.

Contact:

Fluidigm Corporation

Ana Petrovic

Director, Corporate Development and Investor Relations

650 243 6628 (office)

ana.petrovic@fluidigm.com